EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
EPR Properties:

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-189024 pertaining to the Dividend Reinvestment and Direct Shares Purchase Plan, Form S-8 No. 333-76625 and Form S-8 No. 333-159465 pertaining to the 1997 Share Incentive Plan, Form S-8 No. 333-142831 and Form S-8 No. 333-189028 pertaining to the 2007 Equity Incentive Plan, Form S-4 No. 333-78803, as amended, pertaining to the shelf registration of 3,600,000 common shares and Form S-3 No. 333-189023 for an undetermined amount of securities) of EPR Properties of our reports dated February 25, 2015, with respect to the consolidated balance sheets of EPR Properties and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows, for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedules listed in Item 15 (2) of the Form 10-K, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 Annual Report on Form 10-K of EPR Properties. Our report refers to the Company’s adoption of FASB Accounting Standards Update (ASU) No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, in 2014.

/s/ KPMG LLP

Kansas City, Missouri
February 25, 2015